[Letterhead of Leonard W. Burningham, Esq.]

July 30, 1998

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of International Heritage, Incorporated, a Nevada corporation (the "Registrant"), SEC File No. 002-97690-D, to be filed on or about July 30, 1998, covering the registration 5,000,000 shares of common stock of the Company

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                             Sincerely yours,

                                             /s/Leonard W. Burningham
                                             Leonard W. Burningham

cc: International Heritage, Incorporated